Exhibit 99.1

Company Contact Gina Rodrigues Aware, Inc. 781-276-4000 grodrigues@aware.com	Investor Contact Matt Glover Gateway Group, Inc. 949-574-3860 AWRE@gatewayir.com

Aware Reports Third Quarter and Nine Month 2023 Financial Results

Quarterly Total Revenue Increased 112% from prior year quarter to $6.4 Million

Generated $2.5 million in Operating Cashflow in Q3 2023, the Highest Quarterly Level Since Q4 2018

BURLINGTON, MASS. – November 1, 2023 –Aware, Inc. (NASDAQ: AWRE), a global biometric platform company that uses data science, machine learning, and artificial intelligence to tackle everyday business and identity challenges through biometrics, today reported financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 and Nine Month 2023 Financial Highlights

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Total revenue for the third quarter of 2023 increased 112% to $6.4 million compared to $3.0 million in the third quarter of 2022.
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Total revenue for the nine months ended September 30, 2023, increased 16% to $13.9 million, compared to $11.9 million in the same year-ago period.
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Operating cashflow for the third quarter of 2023 totaled $2.5 million, compared to cash usage of $2.0 million in the same year-ago period.
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Net income for the third quarter of 2023 totaled $1.1 million, or $0.05 per diluted share. Adjusted EBITDA (a non-GAAP metric reconciled below) for the third quarter of 2023 totaled $0.4 million.
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Based on results for the first nine months of 2023, and line of sight into the fourth quarter ending December 31, 2023, the Company reiterates its full-year guidance for total revenue and annual recurring revenue (ARR) growth of 15% and to exit the year with neutral operating cashflow.
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Strong balance sheet with $27.5 million of cash and cash equivalents and marketable securities.
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Repurchased 81,083 common shares of stock at a weighted average price of $1.52 per share as part of the company’s previously announced share buyback program.

Third Quarter 2023 and Recent Operational Highlights

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Secured a $3.4 million contract with the U.S. government which includes five-years of annual maintenance options that could value the total contract at $5.1 million. We also deployed AwareABIS to three law enforcement agencies. Along with the $5 million contract we secured with our largest BioSP customer in Q2, these are expected to contribute over $1.5 million to the Company’s annual recurring revenue.

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Launched a formal partner program that enables midmarket and large technology providers, value-added-resellers (VARs) and consulting partners to increase their revenue streams by leveraging Aware’s biometric solutions.
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Enhanced AwareID® platform with facial identification capabilities, superior backend support and optimized user experience which includes a new developer hub.
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Aware’s facial presentation attack detection (PAD) algorithms were ranked a top performer for both impersonation and evasion detection in one of the use cases of the National Institute of Standards and Technolgy’s Face Analysis Technology Evaluation (FATE) Benchmarking test, which tested 82 presentation attack detection algorithms.

Management Commentary

“Our strong third quarter performance reflects our continued efforts to increase ARR and drive sustainable future growth,” said Robert Eckel, Aware’s Chief Executive Officer and President. “This quarter we secured several deals that we expect to meaningfully contribute to our recurring revenue, including a multi-year contract with a large agency of the U.S. federal government. Moreover, the debut of our formal partner program and rollout of additional product enhancements to our SaaS platform are expanding our reach and enabling new revenue streams in both the government and commercial space, while simultaneously optimizing our costs.”

“Aware continues to secure business in competitive markets, and does so in a proven, responsible, and trusted way” continued Eckel. “Our leading biometric technology and ability to adapt to customers’ needs while remaining demographically neutral allows us to leverage partnerships to gain additional market share as well as capitalize on the growing traction for AwareID® and broader industry tailwinds. With a reinforced partner-centric sales strategy, positive customer renewal rate, success with expansion of existing customers and high-fidelity pipeline of promising opportunities, we continue our confidence that we can achieve or exceed our financial goals to grow total revenue and ARR by 15% in 2023 and to exit the year with neutral cashflow. As we move through the fourth quarter, we look forward to building upon the progress we’ve made this year to further enhance revenue and shareholder value.”

Third Quarter 2023 Financial Results

Revenue for the third quarter of 2023 was $6.4 million, compared to $3.2 million in the second quarter of 2023 and $3.0 million in the same year-ago period. The sequential and year-over-year increase in revenue was primarily due to an increase in software licenses revenue.

Recurring revenue (a non-GAAP metric reconciled below) for the third quarter of 2023 totaled $2.2 million, an increase of 4% compared to $2.1 million in the third quarter of 2022.

Net income for the third quarter of 2023 totaled $1.1 million, or $0.05 per diluted share, which compares to net loss of $2.7 million, or $(0.13) per diluted share, in the second quarter of 2023 and net income of $2.6 million, or $0.12 per diluted share, in the same year-ago period. Net income for the third quarter of 2023 included a $0.8 million one-time gain related to our fair value adjustment to the contingent acquisition payment from our 2021 acquisition of FortressID. Net income for the third quarter of 2022 included a $5.7 million one-time gain related to the sale of the company’s building located in Bedford, MA in July 2022.

Adjusted EBITDA (a non-GAAP metric reconciled below) for the third quarter of 2023 totaled $0.4 million, compared to adjusted EBITDA loss of $2.4 million in the second quarter of 2023 and adjusted EBITDA loss of $2.5 million in the same year-ago period. The significant sequential and year-over-year improvement in adjusted EBITDA was primarily due to higher revenue.

Nine Month 2023 Financial Results
Revenue for the nine months ended September 30, 2023 was $13.9 million, compared to $11.9 million in the same year-ago period. The increase in revenue was primarily due to higher software licenses revenue.

Recurring revenue (a non-GAAP metric reconciled below) for the nine months ended September 30, 2023 totaled $7.3 million, an increase of 3% compared to $7.1 million in the same year-ago period.

Net loss for the nine months ended September 30, 2023 totaled $3.1 million, or $(0.15) per diluted share, which compares to net income of $31,000, or $0.00 per diluted share, in the same year-ago period. Net income for the nine months ended September 30, 2023 included a $0.8 million one-time gain related to our fair value adjustment to the contingent acquisition payment from our 2021 acquisition of FortressID. Net income for the nine months ended September 30, 2022 included a $5.7 million one-time gain related to the sale of the company’s building located in Bedford, MA in July 2022.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) for the nine months ended September 30, 2023 was $3.3 million, compared to adjusted EBITDA loss of $3.9 million in the same year-ago period. The decrease in adjusted EBITDA loss was primarily due to higher revenue.

Cash, cash equivalents and marketable securities totaled $27.5 million as of September 30, 2023, compared to $29.0 million as of December 31, 2022.

Webcast

Aware management will host a webcast today, November 1, 2023, at 5:00 p.m. Eastern time to discuss these results and provide an update on business conditions. A question-and-answer session will follow management’s prepared remarks.

Date: Wednesday, November 1, 2023

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Webcast: Register Here

The presentation will be made available for replay in the investor relations section of the Company’s website. The audio recording will be available for approximately 90 days following the live event.

About Aware
Aware is a global biometric platform company that uses data science, machine learning, and artificial intelligence to tackle everyday business and identity challenges through biometrics. For over 30 years we’ve been a trusted name in the field. Aware’s offerings address the growing challenges that government and commercial enterprises face in knowing, authenticating and securing individuals through frictionless and highly secure user experiences. Our algorithms are based on diverse operational data sets from around the world, and we prioritize making biometric technology in an ethical and responsible manner. Aware is a publicly held company (NASDAQ: AWRE) based in Burlington, Massachusetts. To learn more, visit our website or follow us on LinkedIn and X.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xi) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiii) our intellectual property is subject to limited protection; xiv) we may be sued by third parties for alleged infringement of their proprietary rights; xv) we must attract and retain key personnel; xvii) our business may be affected by government regulations and adverse economic conditions; xviii) we may make acquisitions that could adversely affect our results; and xix) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2022 and other reports and filings made with the Securities and Exchange Commission.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue:
Software licenses	$4,391	$814	$7,535	$5,459
Software maintenance	1,889	1,786	5,491	5,267
Services and other	101	415	844	1,219
Total revenue	6,381	3,015	13,870	11,945

Costs and expenses:
Cost of services and other revenue	410	282	1,033	920
Research and development	2,264	2,279	6,909	6,932
Selling and marketing	2,171	1,874	6,118	5,067
General and administrative	1,601	1,808	4,679	4,895
Fair value adjustment to contingent acquisition payment	(812)	—	(812)	—
Gain on sale of fixed assets	—	(5,672)	—	(5,672)
Total costs and expenses	5,634	571	17,927	12,142
Operating income (loss)	747	2,444	(4,057)	(197)
Interest income	397	155	982	228
Net income (loss)	$1,144	$2,599	$(3,075)	$31

Net income (loss) per share – basic	$0.05	$0.12	$(0.15)	$0.00
Net income (loss) per share – diluted	$0.05	$0.12	$(0.15)	$0.00
Weighted-average shares – basic	21,049	21,725	21,017	21,674
Weighted-average shares – diluted	21,131	21,798	21,017	21,733

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$5,683	$11,749
Marketable securities	21,839	17,229
Accounts and unbilled receivables, net	8,291	6,246
Tax receivable	—	1,362
Property and equipment, net	616	726
Goodwill and intangible assets, net	5,615	5,926
Note receivable	2,695	2,601
Right of use assets	4,332	4,538
Other assets, net	1,111	815

Total assets	$50,182	$51,192

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expense	$1,877	$1,921
Deferred revenue	5,912	3,733
Operating lease liability	4,528	4,517
Contingent acquisition payment	—	812
Total stockholders’ equity	37,865	40,209

Total liabilities and stockholders’ equity	$50,182	$51,192

Non-GAAP Measures

We define adjusted EBITDA as U.S. GAAP net loss plus depreciation of fixed assets and amortization of intangible assets, stock-based compensation expenses, other (expense) income, net, and income tax provision. We discuss adjusted EBITDA in our quarterly earnings releases and certain other communications, as we believe adjusted EBITDA is an important measure. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that the adjusted EBITDA adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

We define recurring revenue as the portion of Aware revenue that is based on a term arrangement and is likely to continue in the future, such as annual maintenance or subscription contracts. We use recurring revenue as a metric to communicate the portion of our revenue that has greater stability and predictability. We believe that recurring revenue assists in providing an enhanced understanding of effectiveness of our efforts to transition to a subscription-based business model.

Adjusted EBITDA and recurring revenue are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above in arriving at adjusted EBITDA and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring. The following table includes the reconciliations of our U.S. GAAP net income (loss), the most directly comparable U.S. GAAP financial measure, to our adjusted EBITDA for the three and nine months ended September 30, 2023 and 2022 and for the three months ended June 30, 2023 and (ii) our U.S. GAAP revenue, the most directly comparable U.S. GAAP financial measure, to our recurring revenue for the three and nine months ended September 30, 2023 and 2022.

AWARE, INC.

Reconciliation of GAAP Net loss to Adjusted EBITDA

(In thousands)

(unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2023	2023	2022
Net income (loss)	$1,144	$(2,652)	$2,599
Depreciation and amortization	140	148	141
Stock based compensation	360	403	548
Fair value adjustment to contingent acquisition payment	(812)	—	—
Gain on sale of fixed assets	—	—	(5,672)
Interest income	(397)	(284)	(155)
Adjusted EBITDA	$435	$(2,385)	$(2,539)

	Nine Months Ended September 30,
	2023	2022
Net income (loss)	$(3,075)	$31
Depreciation and amortization	437	587
Stock based compensation	1,097	1,356
Fair value adjustment to contingent acquisition payment	(812)	—
Gain on sale of fixed assts	—	(5,672)
Interest income	(982)	(228)
Adjusted EBITDA	$(3,335)	$(3,926)

AWARE, INC.

Revenue Breakout

(In thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June	September 30,	September 30,	September 30,
	2023	2023	2022	2023	2022
Recurring revenue:
Software subscriptions	$292	$304	$444	1,824	2,159
Software maintenance	1,889	1,767	1,646	5,491	4,957
Total recurring revenue	2,181	2,071	2,090	7,315	7,116

Non-recurring revenue:
Software licenses	4,099	735	510	5,711	3,610
Services and other	101	378	415	844	1,219
Total non-recurring revenue	4,200	1,113	925	6,555	4,829
Total revenue	$6,381	$3,184	$3,015	$13,870	$11,945

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